Exhibit 10.12 (f)
AMENDMENT NO. 5
TO THE
VWR INTERNATIONAL, LLC RETIREMENT PLAN
(As Amended and Restated Effective June 1, 2005)
WHEREAS, VWR International, LLC (“VWR”) maintains the VWR International, LLC Retirement Plan (the “Plan”) for the benefit of its selected employees; and
WHEREAS, the Plan was most recently amended and restated effective June 1, 2005, and was subsequently amended on four occasions; and
WHEREAS, Section 11.1 of the Plan provides that the Benefit and Retirement Plan Committee (the “Committee”) is authorized to adopt Plan amendments that have no substantial adverse impact on any “Employer” or the Plan; and
WHEREAS, the Committee desires to amend the Plan to (i) provide certain early retirement window benefits agreed to by VWR and Teamsters Local Union No. 676 of the International Brotherhood of Teamsters (the “Teamsters”), as described in the 2009 Memorandum of Agreement Regarding Early Retirement Offer between VWR and the Teamsters, (ii) add the qualified optional survivor annuity as required by the Pension Protection Act of 2006, and (iii) add actuarial factors for determining certain joint and survivor forms of payment;
NOW, THEREFORE, effective as of the dates set forth below, the Plan is hereby amended as follows:
1. Effective September 15, 2009, a new Section 3.6 is hereby added to the Plan to read in its entirety as follows:
3.6 Special Early Retirement Provision.
(a) Background. The provisions of this Section 3.6 reflect the early retirement offer described in the 2009 Memorandum of Agreement Regarding Early Retirement Offer (the “Offer”) adopted by VWR and Teamsters Local Union No. 676 of the International Brotherhood of Teamsters pursuant to collective bargaining.
(b) Eligible Participants. The provisions of this Section 3.6 shall apply to a Participant who:
(i) was employed by the Employer as an Eligible Employee represented by the Teamsters Local Union No. 676 of the International Brotherhood of Teamsters as of August 31, 2009;
(ii) had attained age 50 and completed a 10-year Period of Service as of August 31, 2009;

(iii) elects, during the period beginning September 15, 2009 and ending September 30, 2009, to terminate employment on or before November 9, 2009 in accordance with the terms of the Offer; and
(iii) signs, on or after September 15, 2009 and on or before November 1, 2009, a Separation Agreement and General Release in a form satisfactory to VWR, which becomes fully effective on or before November 9, 2009.
A Participant described in this Section 3.6(b) is an “Eligible Participant.” Notwithstanding the foregoing, in the event the number of Eligible Participants electing the same Termination date could adversely affect its business needs, VWR may stagger permissible Termination dates under the Offer based on seniority, on a uniform and nondiscretionary basis.
(c) Special Early Retirement Provision. Solely for purposes of determining whether an Eligible Participant is eligible to elect an Early Retirement Date under Section 3.2, and, if so eligible, the reduction applicable to an Eligible Participant’s Early Retirement Benefit under Section 4.3, the following provisions shall apply:
(i) In the case of an Eligible Participant who has at least a 15-year Period of Service as of August 31, 2009, ten years shall be added to such Participant’s age; and
(ii) In the case of all other Eligible Participants, (x) the number of whole years needed to allow the Participant to reach a 15-year Period of Service shall be added to his or her Period of Service, and (y) his or her age shall be increased by the excess of ten years over the number of years added to his or her Period of Service pursuant to the immediately preceding clause.
(d) No Duplication. The early retirement benefit described in this Section 3.6 is in lieu of, and not in addition to, the Early Retirement Benefit or Regular Retirement Benefit to which such Eligible Participant might otherwise be entitled.
(e) No Application to Other Participants. This Section 3.6 shall have no application to any Participant who does not meet all of the eligibility requirements of Section 3.6(b).
2. Effective with respect to Annuity Starting Dates occurring on or after January 1, 2008, Section. 5.1(b) of the Plan is amended to read as follows:
(a) Joint and Survivor Annuity
A reduced Joint and Survivor Annuity shall be payable monthly to a retired Participant from the Annuity Starting Date to the first of the month preceding death. Following the Participant’s death, a benefit, equal to 50%, 75% or 100% of the reduced amount payable to the retired Participant, shall be payable for life to the Participant’s Spouse, if living at the time of the Participant’s death. A Participant may elect which percentage shall be payable to the Spouse, subject to the spousal consent requirements of Section 5.2(a).

If the Spouse dies after the Participant’s Annuity Starting Date, the Participant’s payments shall be in the same reduced amount as is otherwise payable under the Joint and Survivor Annuity. If the Spouse dies prior to the Participant’s Annuity Starting Date, any election of a form of benefit under this paragraph (b) shall be automatically canceled. If the Participant dies prior to the Annuity Starting Date, the Spouse shall not be entitled to receive any payments under this Section 5.1.
The 50% Joint and Survivor Annuity shall be equal to 90% of the Participant’s retirement benefit payable in the form of a Whole Life Annuity, provided, however, that effective with respect to Annuity Starting Dates occurring on or after October 1, 2009, the 50% Joint and Survivor Annuity shall be equal to the greater of (i) 90% of the Participant’s retirement benefit payable in the form of a Whole Life Annuity, or (ii) an annuity that is Actuarially Equivalent to the most valuable form of payment described in Section 5, when determined on an Actuarially Equivalent basis.
The 75% Joint and Survivor Annuity shall be Actuarially Equivalent to the Whole Life Annuity.
The 100% Joint and Survivor Annuity shall be equal to 80% of the Participant’s retirement benefit payable in the form of a Whole Life Annuity.
3. Effective with respect to Annuity Starting Dates occurring on or after October 1, 2009, the first four sentences of Section 5.2(a) are amended to read as follows:
Any Participant who has a Spouse on his or her Annuity Starting Date shall automatically be deemed to have elected the 50% Joint and Survivor Annuity, effective as of such date, with such Spouse as the joint annuitant.
A Participant may reject the 50% Joint and Survivor Annuity by filing a written notice with the Committee prior to the Annuity Starting Date. Such notice must be signed by the Participant’s Spouse, and the Spouse’s signature must be notarized or witnessed by a Plan representative. In the event the 50% Joint and Survivor Annuity is rejected, benefits shall be paid in the form of a Whole Life Annuity, unless another option is elected.
4. Effective with respect to Annuity Starting Dates occurring on or after October 1, 2009, each occurrence of the phrase “Joint and Survivor Annuity” in Section 5.5 shall be replaced with the phrase “50% Joint and Survivor Annuity.”
5. Effective with respect to Annuity Starting Dates occurring on or after October 1, 2009, the last sentence of Section 6.1(a) is amended to read as follows:
The benefit shall equal 50% (or, if the Participant dies after electing a 100% Joint and Survivor Annuity under Section 5.2(a) during the 90-day period ending on the first of the month coinciding with or following the Participant’s death, 100%) of the benefit in the form of a 50%

or 100% Joint and Survivor Annuity, as applicable, to which the Participant would have been entitled if his or her Retirement Date were immediately before the date of his or her death.
6. Effective with respect to Annuity Starting Dates occurring on or after October 1, 2009, the penultimate sentence of Sections 6.1(b) and 6.1(c) is amended to read as follows:
The benefit shall equal 50% (or, if the Participant dies after electing a 100% Joint and Survivor Annuity under Section 5.2(a) during the 90-day period ending on his or her Earliest Retirement Date, 100%) of the benefit in the form of a 50% or 100% Joint and Survivor Annuity, as applicable, to which the Participant would have been entitled at his or her Earliest Retirement Date.
IN WITNESS WHEREOF, the Benefit and Retirement Plan Committee has caused this Amendment No. 5 to be adopted on behalf of VWR International, LLC this 15th day of September, 2009.

Attest:	VWR INTERNATIONAL, LLC

/s/ Laureen Quinter	By:	/s/ Scott G. Smith